SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                ZYGO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                ZYGO CORPORATION

                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 17, 1998

     The Annual Meeting of Stockholders of Zygo Corporation will be held at the Offices of the Company, Laurel Brook Road, Middlefield, Connecticut on November 17, 1998, at 10:00 a.m. local time, for the following purposes:

     1.   To elect nine directors for the ensuing year.

     2. To act upon any other matter that may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 21, 1998 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors

                                            Paul Jacobs,

                                            Secretary

October 9, 1998

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

--------------------------------------------------------------------------------

     Please fill in, date, sign, and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                ZYGO CORPORATION

                                LAUREL BROOK ROAD
                         MIDDLEFIELD, CONNECTICUT 06455

                                 PROXY STATEMENT
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 17, 1998

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of Common Stock, par value $.10 per share (the "Common Stock"), of Zygo Corporation (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on November 17, 1998, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about October 9, 1998, and will be solicited chiefly by mail; however, certain officers, directors, and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, or other personal contact. All solicitation expenses, including costs of preparing, assembling, and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting of Stockholders and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal No. 1 as set forth herein and in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on September 21, 1998 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On September 21, 1998, there were 11,130,431 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, and entitled to vote, will constitute a quorum at the Annual Meeting.

                 PROPOSAL NO. 1--ELECTION OF BOARD OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. The enclosed proxy, unless otherwise specified, will be voted to elect as directors the nine nominees named below, all of whom are presently directors of the Company. Each director elected will hold office until the next Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy shall be required for the election of the directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

     Each proxy received will be voted "FOR" the election of the nominees named below unless otherwise specified in the proxy.

     All nominees have consented to serve as directors. If a nominee should not be available for election as contemplated, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.


                                                                                                     COMMON STOCK DEEMED
                                                                                                    BENEFICIALLY OWNED AT
                                                                                                     AUGUST 31, 1998 (A)
                                      PRINCIPAL OCCUPATION                                          ----------------------
                                     DURING PAST FIVE YEARS                                          NUMBER          % OF
                                        AND CERTAIN OTHER                             DIRECTOR         OF           COMMON
          NAME                            DIRECTORSHIPS                         AGE     SINCE        SHARES          STOCK
          ----                         -------------------                      ---   ---------     --------        ------
Paul F. Forman          Chairman of the Board for each of the last five          64      1970       416,750(b)      3.7%
                        years.

Michael R. Corboy       President and Chief Executive Officer of Corboy          68      1993        75,000(c)       .7%
                        Investment Company for each of the last five
                        years; Director of Acquinas Funds, Inc.

Seymour E. Liebman      Executive Vice President and General Counsel of          49      1993        60,000(d)       .5%
                        Canon U.S.A., Inc. since February 1996; from
                        January 1992 until January 1996, Senior Vice
                        President Finance and General Counsel of Canon
                        U.S.A., Inc; Director of Energy Conversion
                        Devices, Inc.

Robert G. McKelvey      Chairman and President of George McKelvey Co.,           61      1983       119,370(e)      1.1%
                        Inc. (Investment Advisor and Securities
                        Broker-Dealer) for more than the last five years.


                                                                                                             COMMON STOCK DEEMED
                                                                                                           BENEFICIALLY OWNED AT
                                                                                                             AUGUST 31, 1998 (A)
                                          PRINCIPAL OCCUPATION                                           -------------------------
                                         DURING PAST FIVE YEARS                                            NUMBER         % OF
                                            AND CERTAIN OTHER                               DIRECTOR         OF          COMMON
          NAME                                DIRECTORSHIPS                         AGE       SINCE        SHARES         STOCK
          ----                             -------------------                      ---     ---------    ---------       -------
Paul W. Murrill             Professional Engineer for more than the last five        62        1993        73,500(f)       .7%
                            years; Director of Entergy Corporation, Tidewater,
                            Inc., Chem First, Piccadilly Cafeterias, Inc.,
                            Howell Corporation, and various foundations and
                            public service organizations.

John R. Rockwell            Retired senior executive for more than the last          70        1996        57,000(g)       .5%
                            five years; Director of Advo, Inc., Tom's of Maine
                            Inc. and Forum Corporation.

Robert B. Taylor            Vice President and Treasurer of Wesleyan                 51        1988        64,500(h)       .6%
                            University for more than the last five years;
                            Director of Citizens Bank of Connecticut.

Gary K. Willis              President and Chief Executive Officer of the             53        1992       423,000(i)      3.7%
                            Company for more than the last five years;
                            Director of Rofin-Sinar Technologies, Inc. and
                            Benthos Corporation.

Carl A. Zanoni              Vice President, Research and Development of the          57        1970       571,700(j)      5.1%
                            Company since June 1998, and from April 1992 to
                            June 1998 Vice President of Research, Development
                            and Engineering.

All directors and officers
as a group, including those
named above (16 in all)                                                                                 2,576,283(k)      21.3%

                                                                                                      (Footnotes on following page)

------------------

(a) The persons named and all directors and officers as a group in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except for shares which can be acquired by the exercise of stock options.

(b) Includes options to purchase 54,000 shares of Common Stock which are exercisable within 60 days.

(c) Includes options to purchase 72,000 shares of Common Stock which are exercisable within 60 days.

(d) Consists of options to purchase 60,000 shares of Common Stock which are exercisable within 60 days. Does not include 1,210,410 shares owned by Canon Inc.

(e) Includes options to purchase 60,000 shares of Common Stock which are exercisable within 60 days.

(f) Includes options to purchase 72,000 shares of Common Stock which are exercisable within 60 days.

(g) Includes options to purchase 50,000 shares of Common Stock which are exercisable within 60 days.

(h) Includes options to purchase 60,000 shares of Common Stock which are exercisable within 60 days.

(i) Includes options to purchase 225,000 shares of Common Stock which are exercisable within 60 days.

(j) Includes options to purchase 121,500 shares of Common Stock which are exercisable within 60 days.

(k) Includes options to purchase 1,033,299 shares of Common Stock which are exercisable within 60 days.

     Twelve meetings of the Board of Directors were held in fiscal 1998. In addition, the board acted one time by unanimous written consent during fiscal 1998.

     The Board of Directors has an Audit Committee, Compensation and Stock Option Committee, and Nominating Committee to assist it in the discharge of its responsibilities.

     The Audit Committee reviews the scope, plan, and results of the annual audit, any non-audit services provided by the independent public accountants, the procedures and policies with respect to internal accounting controls, and recommends the firm to be employed as independent auditors. Three meetings of the Audit Committee were held in fiscal 1998. Messrs. Murrill, Rockwell, and Taylor are the members of the Audit Committee.

     The Compensation and Stock Option Committee determines or recommends the compensation of certain executive officers and key employees, is empowered to grant stock options to key employees and directors of the Company under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), and recommends to the Board amendments to existing employee benefit plans and adoption of any new benefit plans. Messrs. Corboy, Liebman, and McKelvey are the members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee met two times and acted four times by unanimous written consent during fiscal 1998.

     The Nominating Committee considers candidates (and potential candidates) for the office of director of the Company, who are brought to its attention from whatever source, and recommends to the full Board the names of those persons, willing to serve, whom they believe it will be in the Company's overall best interest to have fill any available vacancy or vacancies. Stockholders who wish to propose director candidates for consideration by the Nominating Committee may do so by writing to the Company's Secretary, giving the candidate's name, biographical data and qualifications. Messrs. Willis, Liebman, and Rockwell are the members of the Nominating Committee. No formal meetings of the Nominating Committee were held during fiscal 1998 as the entire Board addressed this task at its meetings.

     Each director attended at least 75% of the total number of meetings held during fiscal 1998 of the Board and Committees on which he served.

     Effective March 11, 1997, each director who is not a full-time employee of, or consultant to the Company (a "Non-Employee Director") receives a meeting fee of $1,500 per meeting attended, whether board or committee, in person or by telephone. Pursuant to the Zygo Corporation Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), each Non-Employee Director has been granted an option to purchase 75,000 shares of Common Stock, vesting at 15,000 shares per year, exercisable at the fair market value of a share of Common Stock on the date of grant. The Non-Employee Director Plan further provides that an option to purchase 25,000 shares of Common Stock automatically will be granted to each person who is subsequently elected to the Board of Directors (and, who is on such election, a Non-Employee Director) at the time of such election, and to each Non-Employee Director (including presently existing Non-Employee Directors) on the fifth anniversary of the date on which an option was previously granted to that Non-Employee Director, provided that he has continuously served as a director of the Company through such fifth anniversary. Each Non-Employee Director also is reimbursed for out-of-pocket expenses incurred as a result of attendance at a board or committee meeting. No additional fees are paid for committee participation or special assignments. In addition, in September 1996, Mr. Rockwell received a special one-time grant of an option to purchase 20,000 shares of Common Stock, vesting at 10,000 per year, exercisable at the fair market value of a share of Common Stock on the date of grant. In addition, effective July 1, 1994, Paul F. Forman receives an annual retainer of $20,000 for his participation on the Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1998, the Compensation Committee consisted of Messrs. Seymour E. Liebman, Michael R. Corboy, and Robert G. McKelvey. Mr. Liebman is the Executive Vice President and General Counsel of Canon U.S.A., Inc., an affiliate of Canon Inc. ("Canon"). Canon Sales Co., Inc., a subsidiary of Canon, acts as a exclusive distributor of certain of the Company's products in Japan. Sales to Canon and Canon Sales Co., Inc. aggregated approximately $17,626,000 for fiscal 1998. Selling prices were based, generally, on the normal terms given to domestic distributors. In addition, the Company and Canon have entered into agreements providing for confidential exchanges of certain technology. See "Certain Relationships and Related Transactions" later in this Proxy Statement.

                             EXECUTIVE COMPENSATION

     The following table contains information concerning the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer of the Company during the 1998 fiscal year and the other four most highly compensated executive officers of the Company ("named executives"') whose cash compensation exceeded $100,000 for the year ended June 30, 1998 for services in all capacities to the Company.


                                                           SUMMARY COMPENSATION TABLE
                                                                                                           LONG-TERM
                                                                 ANNUAL COMPENSATION                      COMPENSATION
                                         ----------------------------------------------------------  -----------------------------
NAME                                                                                     OTHER (1)                    ALL (3)(4)
& PRINCIPAL POSITION                                                                      ANNUAL     NUMBER OF (2)       OTHER
HELD DURING FISCAL 1997                  YEAR           SALARY           BONUS         COMPENSATION  STOCK OPTIONS   COMPENSATION
-----------------------                  ----           ------           -----         ------------  -------------   ------------
Gary K. Willis                           1998           $241,923        $    --           $10,800       25,000          $26,239
President and Chief                      1997           $208,368        $79,455           $10,800           --          $39,968
Executive Officer, Director              1996           $201,253        $79,950           $10,800           --          $27,592

Mark J. Bonney                           1998           $175,962        $    --           $10,800       15,000          $19,814
Vice President,                          1997           $155,488        $39,617           $10,800           --          $30,492
Operations                               1996           $146,257        $39,000           $10,800           --          $26,500

Francis E. Lundy (5)                     1998           $161,539        $    --           $    --       10,000          $18,258
Vice President,                          1997           $130,385        $39,000           $    --           --          $14,908
New Business Development                 1996           $     --        $    --           $    --           --          $    --

Robert A. Smythe (6)                     1998           $126,635        $    --           $10,800       10,000          $14,798
Vice President, Advanced                 1997           $111,396        $24,628           $10,800           --          $22,267
Marketing and Product                    1996           $107,983        $28,600           $ 4,985           --          $19,830
Development

Carl A. Zanoni                           1998           $189,712        $    --           $10,800       15,000          $20,147
Vice President, Research and             1997           $168,707        $40,666           $10,800           --          $32,861
Development, Director                    1996           $161,444        $42,575           $10,800           --          $27,274


----------

(1)  Amounts paid as automobile allowance.

(2) As to each of the named executives, this grant was terminated on August 18, 1998 and new options were granted in an exchange rate of 4 for 10, effective August 18, 1998.

(3)  Includes aggregate amounts of $24,511, $18,086, $16,645, $13,300, and
     $18,419 in fiscal 1998, $38,440, $28,764, $13,180, $20,913, and $31,133 in
     fiscal 1997, and $25,792, $24,745, $0, $18,534, and $25,474 in fiscal 1996 paid or contributed on behalf of Messrs. Willis, Bonney, Lundy, Smythe and Zanoni, respectively, under the Company's Defined Contribution Profit Sharing Plan. Contributions made under the profit sharing component of the Plan are determined annually by the Board of Directors, based on each employee's compensation, and vest at the rate of 20% per year of service to the Company. Employees are fully vested in contributions made in the discretion of the Company under the 401(k) component of the Plan.

(4)  Includes $1,728, $1,728, $1,613, $1,498, and $1,728 in fiscal 1998, $1,728,
     $1,728, $1,728, $1,354, and $1,728 in fiscal 1997, and $1,800, $1,755, $0,
     $1,296, and $1,800 in fiscal 1996 for Messrs. Willis, Bonney, Lundy, Smythe and Zanoni, respectively, representing the value of life insurance provided to the named executives.

(5) Mr. Lundy became an officer of the Company on August 19, 1997. Salary data is provided since the acquisition of Technical Instruments Co. on August 8, 1996.

(6)  Mr. Smythe became an officer of the Company on January 15, 1996.

                                               OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                     POTENTIAL REALIZED VALUE
                                                % OF                                                 AT ASSUMED ANNUAL RATES OF
                                            TOTAL OPTIONS                                             STOCK PRICE APPRECIATION
                              OPTIONS        GRANTED TO                                                 FOR OPTION TERM
                              GRANTED         EMPLOYEES      EXERCISER PRICE      EXPIRATION     ---------------------------------
  NAME                         (1,3)       IN FISCAL YEAR     PER SHARE(2)           DATE           5%                      10%
  ----                        -------      --------------     ------------          ------       -------                   -----
  Gary K. Willis              25,000          8.91%              $35.13           8/19/07       $ 552,123           $ 1,399,380
  Mark J. Bonney              15,000          5.35%              $35.13           8/19/07       $ 331,274           $   839,628
  Francis E. Lundy            10,000          3.57%              $35.13           8/19/07       $ 220,849           $   559,752
  Robert A. Smythe            10,000          3.57%              $35.13           8/19/07       $ 220,849           $   559,752
  Carl A. Zanoni              15,000          5.35%              $35.13           8/19/07       $ 331,849           $   839,628


-------------

(1)  Options vest ratably over four years on the anniversary of the grant.

(2) The exercise price of all options granted during fiscal 1998 was equal to the market value of the underlying Common Stock on the day of the grant.

(3) This grant was terminated on August 18, 1998 and new options were granted in an exchange rate of 4 for 10 on August 18, 1998.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                              NUMBER OF                          VALUE OF
                                                                        UNEXERCISED  OPTIONS AT            IN-THE-MONEY OPTIONS
                                                                             JUNE 30, 1998                    AT JUNE 30, 1998
                                  SHARES                         -------------------------------    ------------------------------
                                ACQUIRED             VALUE
  NAME                         ON EXERCISE         REALIZED        EXERCISABLE       UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
  ----                         -----------         --------        -----------       -------------    -----------     -------------
  Gary K. Willis                    0                 0             202,500            47,500         $2,550,300         $288,225
  Mark J. Bonney                    0                 0             111,000            30,000         $1,436,985         $192,150
  Francis E. Lundy                  0                 0              10,000            40,000         $        0         $      0
  Robert A. Smythe                  0                 0              37,424            17,500         $  480,901         $ 96,075
  Carl A. Zanoni                    0                 0             117,000            30,000         $1,521,030         $192,150


                        COMMITTEE REPORT TO STOCKHOLDERS

     The report of the Compensation and Stock Option Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation and Stock Option Committee is comprised of three non-employee directors. As members of the Compensation Committee, it is our responsibility to determine the most effective total executive compensation strategy based on the Company's business goals and consistent with stockholders' interests. Our specific duties entail reviewing the Company's compensation practices and determining or recommending compensation for certain executive officers and key employees.

COMPENSATION PHILOSOPHY

     The Company believes that a strong, explicit link should exist between executive compensation and the value delivered to stockholders. This belief has been adhered to by developing both short-term and long-term incentive pay programs which provide competitive compensation and mirror Company performance. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Pay Mix and Measurement. The Company's executive compensation is based on three components, base salary, short-term incentives, and long-term incentives, each of which is intended to serve the overall compensation philosophy. In awarding salary increases and bonuses, the Compensation and Stock Option Committee did not relate the various elements of corporate performance to each element of executive compensation. Rather, the Compensation and Stock Option Committee considered whether the compensation package as a whole adequately compensated each executive for the Company's performance and an executive's contribution to such performance.

     Base Salary. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. Annual salary adjustments are determined by evaluating overall Company performance and the performance of each executive officer taking into account new responsibilities. Individual performance ratings take into account such factors as achievement of the operating plan and attainment of specific individual objectives.

     Short-Term Incentives. At the start of each fiscal year, target levels of financial performance are established by senior management of the Company during the budgeting process and approved by the Board of Directors. An incentive award opportunity is established for each employee based on the employee's level of responsibility, potential contribution, the success of the Company, and competitive considerations.

     The employee's actual award is determined at the end of the fiscal year based on the Company's achievement of its pretax profit and revenue goals and an assessment of the employee's individual performance, including contributions in a number of specific areas, such as quality, customer satisfaction, innovation, and efficiency. All awards made to senior executives are approved by the Compensation and Stock Option Committee.

     Long-Term Incentives. Stock options are granted from time to time to reward key employees' contributions. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability. Options are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest in equal amounts over four years and the individual must continue to be employed by the Company for such options to vest.

OPTION TERMINATION, NEW GRANT AND RE-PRICING

     On August 18, 1998, the Company's Compensation and Stock Option Plan Committee ("the Committee") took the following actions. First it determined to terminate options to purchase an aggregate of 120,000 shares of Common Stock previously authorized for issuance to officers, and subsequently grant options to purchase an aggregate of 48,000 shares of Common Stock to the officers priced at an exercise price of $10.813, the closing price of the Common Stock on the date of the grant. Second, it determined to reprice options to purchase an aggregate of 110,000 shares of Common Stock previously authorized for issuance the non-officer employees at an exercise price of $10.813. The Committee felt that these actions were advisable given that the stock price had declined substantially since the date of the grant of such options and the options had lost much of their intended value in providing incentive to employees to work toward increasing the price of the Common Stock.



                                                             OPTION CANCELLATION AND NEW GRANT

                                                                                                                          LENGTH OF
                                             NUMBER OF      MARKET PRICE                                  NUMBER OF        OPTION
                                            SECURITIES        OF STOCK         EXERCISE                  SECURITIES         TERM
                                            UNDERLYING         AT THE            PRICE       EXERCISE    UNDERLYING       REMAINING
                                              OPTIONS          TIME OF        AT TIME OF     PRICE NEW   OPTIONS NEW     AT DATE OF
   NAME                          DATE        CANCELLED      CANCELLATION     CANCELLATION      GRANT        GRANT       CANCELLATION
   ----                          ----        ---------      ------------     ------------      -----     -----------    ------------
  Gary K. Willis                8/18/98        25,000          $10.813           $35.13       $10.813       10,000        9 years
  Mark J. Bonney                8/18/98        15,000          $10.813           $35.13       $10.813        6,000        9 years
  Francis E. Lundy              8/18/98        10,000          $10.813           $35.13       $10.813        4,000        9 years
  Robert A. Smythe              8/18/98        10,000          $10.813           $35.13       $10.813        4,000        9 years
  Carl A. Zanoni                8/18/98        15,000          $10.813           $35.13       $10.813        6,000        9 years


1998 COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The compensation of Mr. Willis, the Chief Executive Officer of Zygo, has been determined and adjusted on the same basis as used for all executives as described above. During fiscal 1998, Mr. Willis received salary payments totaling $241,923, a 16.7% increase over that received in fiscal 1997. Fiscal 1998 data was calculated based upon 26 pay periods during the fiscal year, fiscal 1997 was calculated based on 25 pay periods due to the timing of certain payrolls, had both years been computed based on 26 pay periods, the salary increase in fiscal 1998 versus fiscal 1997 would be 11.9%. Due to the Company's financial performance versus its targets in fiscal 1998 the senior executives of the Company, including Mr. Willis did not receive a bonus under Zygo's Management Incentive Plan in fiscal 1998. During fiscal 1998, Mr. Willis was granted options to purchase 25,000 shares of the Company's Common Stock (subsequently, terminated and a new grant issued for 10,000 shares of the Company's Common Stock).

     The Compensation and Stock Option Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation and Stock Option Committee believes that compensation levels during 1998 adequately reflect the Company's compensation goals and policies.



                                    COMPENSATION AND STOCK OPTION COMMITTEE

                                    Michael R. Corboy
                                    Seymour E. Liebman
                                    Robert G. McKelvey

                                PERFORMANCE GRAPH

     The Stock Price Performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Nasdaq National Market--U.S. Index and (ii) a group of peer companies weighted to reflect differing market capitalizations. Companies in the peer group are ADE Corp., Cyberoptics Corp., Galileo Electro-Optics Corp., KLA-Tencor Corp., Medar, Inc., Nanometrics, Inc., Optical Coating Laboratory, Inc., Perceptron, Inc., Robotic Vision Systems, Inc., and Tinsley Laboratories, Inc.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
      ZYGO CORPORATION, THE NASDAQ STOCK MARKET--US INDEX AND A PEER GROUP



                    [GRAPHICAL REPRESENTATIVE OF TABLE BELOW]

                           6/93     6/94     6/95      6/96      6/97     6/98
                           ----     ----     ----      ----      ----     ----

ZYGO CORPORATION           100      94.55   490.91    954.55   1,341.82   646.36
PEER GROUP                 100     176.76   360.87    319.45     458.45   274.28
NASDAQ STOCK MARKET-US     100     100.96   134.77    173.03     210.38   277.69


* $100 INVESTED ON 06/30/91 IN STOCK OR INDEX
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JUNE 30.

                       OTHER AGREEMENTS AND OTHER MATTERS

     In March 1995, Mr. Willis's employment agreement with the Company was amended, effective October 1994, to increase the annual base salary payable to Mr. Willis to $190,000 from $175,000, and to increase the monthly automobile allowance from $600 to $900. In March 1996, Mark J. Bonney's employment agreement was amended to increase his annual base salary to $150,000 from $135,000, and to increase the monthly automobile allowance from $600 to $900. The amended agreements further authorizes the Board at its discretion to increase Messrs. Willis and Bonney's respective salary as appropriate and to automatically extend the term of the employment agreements for successive one year periods, unless either the Company or Mr. Willis, or the Company or Mr. Bonney, as applicable, gives the other notice of termination at least 30 days prior to the end of that contract year, and provides for certain severance payments.

     The amended employment agreements grant to each of Messrs. Willis and Bonney a severance package to cover them in the event the Company terminates his employment (other than for justifiable cause, disability, or death) with the Company. Under the package, Messrs. Willis and Bonney would be provided with their base salary from the time of their involuntary termination to 12 months and 6 months thereafter, respectively. In addition, in the event they resign within 90 days of a "Change in Control", as defined, of the Company, the amendments provide for the continued payment of their respective salaries for a one-year period. The amended severance coverage for Mr. Willis is in addition to
(i) the automatic vesting of all stock options to purchase shares of the Company's Common Stock then held by Mr. Willis and (ii) the continuation, for a period of the lesser of three years or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage then in effect for Mr. Willis (provided that during the applicable period in which benefits are being paid by the Company, Mr. Willis agrees to maintain a consulting relationship with the Company which will not interfere with other obligations of Mr. Willis), previously provided for in the event of a Change in Control of the Company. The amended severance coverage for Mr. Bonney is in addition to the continuation, for a period of the lesser of one year or until covered by another plan, of all existing health insurance, dental coverage, life insurance, AD&D and long-term disability coverage in effect for Mr. Bonney at the time of termination (or the funds necessary to obtain reasonably equivalent coverage to the extent the Company's benefit programs do not provide for such continuation of benefits), previously provided for in the event of a Change in Control of the Company.

     In August 1993, the Company entered into a Services Agreement with Paul F. Forman providing for the retention of Mr. Forman as an executive officer of the Company through the end of the 1994 fiscal year and thereafter as a consultant to the Company for an additional five years. Pursuant to his Agreement, Mr. Forman received salary payments of $148,271 for the year of employment and a one-time payment of $149,500 upon his termination from active employment, and receives a $20,000 retainer for board service for each of the five years of his consultancy plus 80%, 60%, 40%, and 20% of his salary at June 30, 1994, for each of the first through fourth years of his consultancy, respectively. The Services Agreement further provided that all outstanding unvested stock options from the Company to Mr. Forman vested effective at the conclusion of the fiscal year ended June 30, 1994 (options for 20,475 shares of Common Stock). The Agreement is terminable (with all payment obligations thereunder terminating) by Mr. Forman, at any time, and by the Company upon the death or disability of Mr. Forman or for justifiable cause (as defined in the Agreement); except that if the Agreement terminates as a result of the death or disability of Mr. Forman, he (or his estate) will be entitled to receive the lesser of twice his June 30, 1994, salary or the aggregate remaining compensation payments otherwise required to be made under the Agreement. In December 1996, the Company entered into an amendment agreement with Mr. Forman, providing for the extension of the term of the existing Services Agreement until September 30, 1999, with Mr. Forman receiving annually for the last 15 months of the amended Services Agreement 20% of his salary at June 30, 1994 (in addition to the retainer previously provided for).

     The Services Agreement, which contains certain restrictions on soliciting employees and others and is coexistent with a non-competition agreement between Mr. Forman and the Company, replaces the Confidentiality and Non-Competition Agreement, dated October 25, 1983, entered into between Mr. Forman and the Company. Pursuant to the Confidentiality and Non-Competition Agreement, upon the involuntary termination of his employment by the Company without cause, Mr. Forman was entitled to receive, for each of the five years from the termination of his employment, an amount equal to the highest annual compensation (salary plus bonus) received by him at any time during that termination year or any of the three years immediately preceding his termination, increasing each of the five years by 12% or, if greater, the consumer price index increase for that year.

     In August of 1996, the Company completed the acquisition of its now subsidiary, Zygo Advanced Imaging Systems, formerly known as Technical Instruments Company ("TIC"). In connection with the transaction, Mr. Lundy entered into a three year employment contract with TIC providing for, among other things, an annual salary of not less than $150,000. In August of 1997 Mr. Lundy was elected a Vice President of the Company.

     In September of 1996, the Company completed the acquisition of its now subsidiary, Zygo Automation Systems, formerly known as Nexstar Corporation ("Nexstar"). In connection with the transaction, Mr. Akrami entered into a three year employment contract with Nexstar providing for, among other things, an annual salary of not less than $125,000. In August of 1997 Mr. Akrami was elected a Vice President of the Company.

     In August 1997, the Company completed the acquisition of its now subsidiary, Sight Systems, Inc. ("SSI"), for approximately 287,400 shares of Common Stock. David Grant, the principal shareholder of SSI, received approximately 70% of the consideration paid by the Company in the transaction as his pro rata percentage. Additionally, in connection with the transaction, Mr. Grant entered into a three year employment agreement with SSI providing for, among other things, an annual salary of not less than $120,000. In August of 1998, Mr. Grant was elected a Vice President of the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they filed.

     Based upon a review of the copies of such forms furnished to the Company and written representatives from the Company's executive officers and directors, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Canon Sales Co., Inc., a subsidiary of Canon, acts as a distributor of certain of the Company's products in Japan. (See "Compensation Committee Interlocks and Insider Participation" earlier in this Proxy Statement.)

     On November 30, 1993, in connection with the termination of a certain Stockholders' Agreement, Canon, Wesleyan University, Paul F. Forman, Carl A. Zanoni, Sol F. Laufer (collectively, the "Principal Stockholders"), and the Company entered into a Registration Rights Agreement. In general, the Registration Rights Agreement grants to each of the Principal Stockholders the right, until November 30, 1998, to have his or its shares of Common Stock included in any registered public offering of the Company's securities. There was no registered public offering of the Company's securities during the fiscal year ended June 30, 1998.

     During the fiscal year ended June 30, 1998, the Company made purchases of approximately $790,000 from Technical Instrument-San Francisco, an entity principally owned by Francis E. Lundy. Price for products purchased are based on normal terms and conditions.


                             PRINCIPAL STOCKHOLDERS

     The only stockholders who, as of August 31, 1998, have advised the Company that they beneficially own (because of sole or shared voting or investment power) more than 5% of the Company's outstanding Common Stock are set forth below. Such beneficial owners have sole voting and investment power with respect to the shares of Common Stock shown as owned by them, except for shares which can be acquired by the exercise of options.

                                                                   PERCENT OF
  NAME AND ADDRESS                           NUMBER OF SHARES     COMMON STOCK
  ----------------                           ----------------     ------------
  Kopp Investment Advisors, Inc.               1,925,860(1)          17.4%
  6600 France Avenue South
  Suite 672
  Edina, Minnesota 55435

  Canon Inc.                                   1,210,410             10.9%
  Shinjuku Dai-Ichi Seimei Building
  Tokyo 160, Japan

  Carl A. Zanoni                                 571,700(2)           5.1%
  99 Long Hill Road
  Middlefield, Connecticut 06455

----------

(1)  Information derived from Carsons, I/B/E/S, updated August 31, 1998.

(2) Includes options to purchase 121,500 shares of Common Stock which are exercisable within 60 days.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP ("KPMG") has been selected as the Company's independent auditors for fiscal 1999. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires and to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company no later than June 10, 1999 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                     OTHER MATTERS COMING BEFORE THE MEETING

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented to the meeting other than the matters set forth in the attached Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.



                                        By Order of the Board of Directors



                                        Paul Jacobs,
                                        Secretary

October 9, 1998

                                                                          PROXY

                                ZYGO CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 17, 1998

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mr. Mark J. Bonney and Mr. Gary K. Willis as Proxies, and each of them acting singly, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Zygo Corporation held of record by the undersigned on September 21, 1998, at the Annual Meeting of Stockholders to be held on November 17, 1998, at 10:00 a.m., or any adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL NO. 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.

[ ] I PLAN TO ATTEND THE MEETING TO BE HELD AT THE OFFICES OF THE COMPANY, LAUREL BROOK RD, MIDDLEFIELD, CONNECTICUT, ON NOVEMBER 17, 1998.


                      (Continued and to be dated and signed on reverse side)

 PROPOSAL NO. 1. Election of Directors: The nine nominees are Michael R. Corboy,
      Paul F. Forman, Seymour E. Liebman, Robert G. McKelvey, Paul W. Murrill, John R. Rockwell, Robert B. Taylor, Gary K. Willis and Carl A. Zanoni.

[ ] For all listed    [ ] Withhold authority    [ ] For all listed Nominees,
    Nominees              for all listed            except withhold for the
                          Nominees                  following Nominees (write
                                                    name(s) below)


                                                 -------------------------------


                                             Please sign exactly as name appears
                                             hereon. All joint owners should
                                             sign. When signing as attorney,
                                             executor, administrator, trustee,
                                             guardian or custodian for a minor,
                                             please give full title as such. If
                                             a corporation, please sign full
                                             corporate name and indicate the
                                             signer's office. If a partnership,
                                             please sign in partnership name by
                                             authorized person.

                                             Date: _______________________, 1998


                                             ___________________________________
                                                          Signature

                                             ___________________________________
                                                  Signature if held jointly


PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK.